Exhibit 99.1

[LETTERHEAD OF THE MIDDLEBY CORPORATION]

THE MIDDLEBY CORPORATION REPORTS
FOURTH QUARTER RESULTS

Elgin, IL, March 6, 2003 — The Middleby Corporation (NASDAQ: MIDD), a global supplier of equipment to the foodservice industry, today reported its results for the fiscal quarter and year ended December 28, 2002. Net earnings before extraordinary charges were $3,425,000 or $.37 per share on net sales of $54,460,000 in the fourth quarter of 2002 as compared to a net loss of $681,000 or $.08 per share on net sales of $25,798,000 in the fourth quarter of 2001. As previously reported on December 23, 2002, the company refinanced its debt during the fourth quarter. Proceeds from the refinancing were used to repay $25.5 million of 15.5% subordinated senior debt incurred as a result of the acquisition of Blodgett Holdings, Inc. (“Blodgett”) from Maytag Corporation in December 2001. As a result of the debt refinancing, the company recorded an extraordinary charge of $5,514,000, net of tax, related to a write-down of deferred financing costs and a prepayment penalty associated with the retired debt. Inclusive of the extraordinary charge, the company reported a net loss of $2,089,000 or $.23 per share during the quarter.

Net earnings before the extraordinary charges for the full year 2002 amounted to $11,616,000 or $1.27 per share on net sales of $229,108,000 as compared to net earnings of $1,636,000 or $.18 per share on net sales of $101,552,000 in fiscal 2001. Net earnings for 2002, including the extraordinary charge, amounted to $6,102,000 or $.67 per share. The fourth quarter and full year financial performance for fiscal 2002 includes the results of Blodgett, which was acquired from Maytag Corporation on December 21, 2001.

The increase in net sales for the fourth quarter and full year reflects the incremental business associated with the acquired Blodgett operations. On a proforma basis, net sales for combined Middleby and Blodgett increased in the quarter by $1.8 million or 3.4% from $52,670,000 in the fourth quarter of 2001 and increased for the full fiscal year 2002 by $6.5 million or 2.9% from $222,601,000 for the fiscal year 2001.

Gross profit in the fourth quarter of 2002 was $18,622,000 as compared to $6,612,000 from the fourth quarter of 2001 and was $78,500,000 for the fiscal year 2002 as compared to $31,504,000 in the prior year. The gross margin rate was 34.2% and 34.3% for the fourth quarter and fiscal year 2002 as compared to gross margin rates of 25.6% and 31.0% for the fourth quarter and fiscal year 2001. Operating income increased to $7,867,000 in the fourth quarter 2002 from $1,414,000 in the prior year comparable period and increased to $29,731,000 in fiscal year 2002 versus $7,934,000 in the prior year. The increase in gross profit and operating income reflects the impact of the acquired Blodgett operations.

Interest and other non-operating expense amounted to $2,726,000 in the fourth quarter of 2002 as compared to $564,000 in the prior year quarter and amounted to $11,795,000 for the full year in 2002 as compared to $1,534,000 in the fiscal year 2001. The increase in interest and other non-operating expense reflects the financing costs associated with the debt incurred to finance the Blodgett acquisition. Total debt was reduced for the fiscal year 2002 by $8,237,000 to $87,962,000 from $96,199,000 at December 29, 2001.

The provision for income taxes for the year includes a one-time tax benefit of $1.7 million, or $.18 per share associated with the closing of a Japanese subsidiary, of which approximately $.4 million or $.05 per share was recorded during the fourth quarter.

Commenting on the company’s performance for the year, Selim A. Bassoul, President and Chief Executive Officer, said, “We are very pleased with the accomplishments achieved during fiscal 2002. We have successfully restructured and integrated the Blodgett operations acquired at the end of December 2001. These restructuring efforts have led to a dramatically improved cost structure, which was reflected in the financial results for the second half of 2002. We have now turned our focus to capitalizing on sales opportunities created by the synergies and strength of the combined organization and the introduction of newly developed products into the marketplace.”

William F. Whitman, Jr., Chairman of the Board, added, “During the year we also made significant progress in reducing the debt. Our fourth quarter refinancing of our senior bank facility enabled us to repay $25.5 million of subordinated notes with a 15.5% interest rate. Additionally, we were able to fully retire 807,326 of warrants associated with the subordinated notes eliminating the potential dilution of shareholders’ equity. This will significantly reduce our interest costs and enhance our shareholder returns moving into 2003.”

A conference call will be held on Friday morning at 9:30 a.m. Central Time on March 7, 2003. You are invited to listen to the call by calling 1-800-374-0538 and providing password 8685260. The conference call will also be webcast at mms://winaudio.mshow.com/91818.asf, which can accessed via the Investor Services section of The Middleby Corporation website at www.middleby.com. Digital replay of the call will be available at approximately 11:30 a.m. Central Time. The replay may be accessed by calling 1-800-642-1687 and providing password 8685260. A transcript of the call will be posted on the Company website.

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company’s SEC filings.

The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company’s leading equipment brands include Blodgett®, Blodgett Combi®, CTX®, MagiKitch’n®, Middleby Marshall®, Pitco Frialator®, Southbend®, and Toastmaster®. Middleby’s international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

For further information about Middleby, visit the company’s World Wide Web site, http://www.middleby.com.

Contact:	Selim A. Bassoul, Chief Executive Officer – 847- 429-7788 David B. Baker, Chief Financial Officer – 847- 429-7915

THE MIDDLEBY CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in 000’s, Except Per Share Information) (Unaudited)

	Three Months Ended		Fiscal Year Ended
	Dec. 28, 2002	Dec. 29, 2001	Dec. 28, 2002	Dec. 29, 2001

Net sales	$ 54,460	$ 25,798	$ 229,108	$101,552
Cost of sales	35,838	19,186	150,608	70,048

Gross profit	18,622	6,612	78,500	31,504

Selling & distribution expense	6,639	2,829	28,213	13,180
General & administrative expense	4,116	2,369	20,556	10,390

Income from operations	7,867	1,414	29,731	7,934

Interest expense and deferred
financing amortization, net	2,397	279	11,180	740
Loss (gain) on acquisition financing
derivatives	(177)	—	(286)	—
Other expense (income), net	506	285	901	794

Earnings before income taxes	5,141	850	17,936	6,400

Provision for income taxes	1,716	1,531	6,320	4,764

Net earnings before
extraordinary item	$ 3,425	$ (681)	$ 11,616	$ 1,636

Extraordinary item (net of tax)	5,514	—	5,514	—

Net earnings	$ (2,089)	$ (681)	$ 6,102	$ 1,636

Net earnings before extraordinary item per share:

Basic	$ 0.38	$ (0.08)	$ 1.29	$ 0.18

Diluted	$ 0.37	$ (0.08)	$ 1.27	$ 0.18

Net earnings per share:

Basic	$ (0.23)	$ (0.08)	$ 0.68	$ 0.18

Diluted	$ (0.23)	$ (0.08)	$ 0.67	$ 0.18

Weighted average number shares:

Basic	9,025	8,972	8,990	8,981

Diluted	9,250	8,975	9,132	8,997

THE MIDDLEBY CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in 000’s) (Unaudited)

	Dec. 28, 2002	(as restated) Dec. 29, 2001

ASSETS

Cash and cash equivalents	$ 8,378	$ 5,997
Accounts receivable, net	27,797	25,158
Inventories, net	27,206	29,115
Deferred tax assets	13,341	11,291
Other current assets	1,069	1,178

Total current assets	77,791	72,739

Property, plant and equipment, net	27,500	30,598

Goodwill	74,841	74,005
Other intangibles	26,300	26,466
Other assets	2,386	7,589

Total assets	$ 208,818	$ 211,397

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current maturities of long-term debt	$ 14,400	$ 10,047
Accounts payable	13,488	11,491
Accrued expenses	36,013	38,438

Total current liabilities	63,901	59,976

Long-term debt	73,562	86,152
Long-term deferred tax liability	7,878	8,698
Other non-current liabilities	18,845	17,162

Shareholders’ equity	44,632	39,409

Total liabilities and shareholders’
equity	$ 208,818	$ 211,397